Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

JOHN F. COGAN JOINS GILEAD SCIENCES BOARD OF DIRECTORS

Foster City, CA, July 27, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that John F. Cogan, PhD has been appointed to the company’s Board of Directors, bringing the number of Directors to nine. Dr. Cogan will also serve on the Audit and Compensation committees of the Board.

Dr. Cogan currently serves as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. He is also a professor of public policy at Stanford and a senior fellow with the Stanford Institute for Economic Policy Research.

In addition to his academic tenure, Dr. Cogan has held a number of positions within the U.S. government. He served as Assistant Secretary for Policy in the U.S. Department of Labor from 1981-83. From 1983-86, he served as an Associate Director in the U.S. Office of Management and Budget (OMB), first as Associate Director for Economics and Government and subsequently as Associate Director for Human Resources. His responsibilities included development and review of all health, housing, education and employment training programs and policies. From 1988-89, he served as Deputy Director of OMB.

“We are very pleased to welcome John Cogan to the Gilead Sciences Board of Directors,” said James M. Denny, Chairman of Gilead’s Board of Directors. “Dr. Cogan’s knowledge of economic policy, in particular as it relates to healthcare, will be invaluable as the complexity and scope of Gilead’s business continues to grow.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.